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                                                                      Exhibit 17

RESIGNATION AS A DIRECTOR
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I, Michael Jackson, having been appointed a director of POKER.COM, INC., a
Florida Corporation (the "Corporation"), do hereby resign as a director of the Corporation and confirm my resignation as a director of the Corporation effective September 15, 2001.





/s/ Michael Jackson
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Signature



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Address